Exhibit 99.1

Oppenheimer Holdings Inc.	NYSE – OPY
Oppenheimer Reports Share Exchange

February 5, 2010, New York, NY. Oppenheimer Holdings Inc. (“OPY”) reported today the transfer of Class B voting common stock of OPY by Elka Estates Limited, an Ontario corporation (“Elka”), and related parties to Phase II Financial Inc. (“Phase II”), a company controlled by Mr. Albert G. Lowenthal, the Chairman & CEO of OPY, in a private transaction.  Elka had previously been the holder of 44,213 shares, or approximately 44%, of the Class B voting common stock of OPY.  In exchange, Mr. Lowenthal, through Phase II, transferred 44,213 shares of Class A non-voting common stock of OPY to Elka.  Mr. Lowenthal and Phase II also agreed to make certain  payments to Elka if he or Phase II, should sell shares of Class B voting common stock of OPY within five years after the closing of the transaction.

The Class A non-voting common stock of OPY is listed on the New York Stock Exchange and traded under the symbol “OPY.”  The Class B voting common stock of OPY is not listed and does not trade on any exchange.

The principal shareholder of Elka is Mrs. Olga Roberts.  Mrs. Roberts is the mother of Ms. Elaine K. Roberts, President and Treasurer of OPY.  Mrs. Roberts and her family have long been associated with OPY and the exchange is in connection with estate planning purposes.  In addition to the transfer by Elka, in the transaction, Mrs. Olga Roberts and members of her family also transferred an aggregate of 885 shares of Class B voting common stock of OPY held directly by them to Phase II in exchange for an equal number of shares of Class A non-voting common stock of OPY.

Mr. Lowenthal said: “I was pleased to accommodate the personal needs of the Roberts family with whom I have had a relationship for over 25 years.  The transfer from Class B to Class A shares will provide the family with access to a liquid market for this portion of their holdings which was what they requested.  The purchase of additional Class B voting shares by me was undertaken solely to accommodate the Roberts family’s request for access to the liquidity associated with the Class A non-voting shares and will not impact the Company, its current structure or its strategy for the future”.

Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from over 94 offices in 26 states and through local broker-dealers in 4 foreign jurisdictions. Oppenheimer employs over 3,500 people.  The Company offers trust and estate services through Oppenheimer Trust Company. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

This press release may include certain “forward-looking statements” relating to anticipated future performance.  For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2008.

For further information, please contact:

A.G. Lowenthal at (212) 668-8000 or E.K. Roberts at (416) 322-1515

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